Exhibit 99.2

GEOKINETICS INC. ANNOUNCES

LAUNCH OF SOLICITATION OF VOTES FOR

A PLAN OF REORGANIZATION

HOUSTON, TX — February 7, 2013 — Geokinetics Inc. (OTC:  GEOK) (the “Company”) announced today that it was commencing a solicitation of votes for its pre-packaged chapter 11 plan of reorganization from holders of the Company’s 9.75% senior secured notes due 2014 (“Senior Secured Notes”), Series B-1 Senior Convertible Preferred Stock, par value $10.00 per share, and Series C-1 Senior Preferred Stock, par value $10.00 per share (collectively, the “Senior Preferred Stock”). Votes on the prepackaged plan of reorganization must be received by the voting agent by 12:00 p.m. (prevailing Eastern Time) on March 8, 2013, unless this deadline is extended. Copies of the Company’s plan of reorganization and solicitation and disclosure statement may be accessed at http://www.GOKRestructuring.com. Parties seeking additional information about the balloting process may contact GCG, the voting agent for the solicitation, at (800) 761-8709.

Consistent with the previously announced restructuring support agreement, holders of more than 70% in aggregate principal amount of its Senior Secured Notes and holders of more than two-thirds of the Senior Preferred Stock have agreed to vote in favor of the chapter 11 plan.  If, at the end of the solicitation period, the requisite number and amount of holders of Senior Secured Notes and Senior Preferred Stock vote in favor of the plan as required by the Bankruptcy Code, the Company intends to seek to implement its recapitalization plan through an expedited chapter 11 bankruptcy process.  At the conclusion of the chapter 11 bankruptcy process, the holders of the Senior Secured Notes would become the stockholders of the reorganized Company, with the interests of current stockholders being cancelled.  The plan of reorganization envisions that unsecured creditors of the Company will be paid in full either in the ordinary course of business or at the conclusion of the chapter 11 cases.  Importantly, the proposed balance sheet reorganization is not expected to have an impact on the Company’s operations.

As part of the restructuring process, the Company expects to enter into a new credit facility to provide liquidity for operations after the restructuring.  During the restructuring process, subject to conditions in the restructuring support agreement, the Company will seek authority from the bankruptcy court to obtain up to $25 million of debtor in possession financing provided by certain holders of the Senior Secured Notes and fully backstopped by two of the largest holders of Senior Secured Notes.  This debtor in possession financing will fund certain of the Company’s operations during the chapter 11 process and will be converted into common stock of the reorganized Company on the effective date of the chapter 11 plan.

The Company’s emergence from chapter 11 will be subject to, among other things, bankruptcy court approval of the solicitation and disclosure statement, exit financing and confirmation of the plan of reorganization.

Geokinetics Inc. is a leading provider of seismic data acquisition, seismic data processing services and multi-client seismic data to the oil and gas industry worldwide. Headquartered in Houston, Texas, Geokinetics is the largest Western contractor acquiring seismic data onshore and in transition zones in oil and gas basins around the world. Geokinetics has the crews, experience and capacity to provide cost-effective world class data to its international and North American clients.  For more information on Geokinetics, visit http://www.geokinetics.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, without limitation, statements about the terms of the solicitation and disclosure statement, the terms of a proposed plan of restructuring, the Company’s operations and business during and after the restructuring process, the Company’s intent to file voluntary petitions for protection under chapter 11 of the U.S. Code in the United States Bankruptcy Court for the District of Delaware to implement such plan of restructuring, expected timing of the completion of the transactions contemplated by the solicitation and disclosure statement and other aspects of the proposed restructuring.  The Company has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this report and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside the Company’s control, including whether the requisite parties are able to agree on definitive terms of agreements necessary to implement a restructuring plan and all requisite approvals are received. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Gary L. Pittman

Chief Financial Officer

(713) 850-7600